Exhibit 99.2

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of September 1, 2015, is entered into by and among Westport Innovations Inc., an Alberta, Canada corporation (“Parent”), and Mariano Costamagna (the “Stockholder”).

WHEREAS, the Stockholder owns (both beneficially and of record) in the aggregate 1,634,185 shares of common stock, par value $0.001 per share (“Company Common Stock” and such shares of Company Common Stock together with any shares of Company Common Stock acquired by the Stockholder after the date hereof being collectively referred to herein as the “Shares”) of Fuel Systems Solutions, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Company, Parent, and Whitehorse Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”); and

WHEREAS, the Stockholder has agreed to enter into this Agreement in order to induce Parent to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of Parent’s entering into the Merger Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.  Defined Terms.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

SECTION 2.  Representations and Warranties of Stockholder.  The Stockholder hereby represents and warrants to Parent as follows:

(a)        Title to the Shares.  The Stockholder is the record and beneficial owner of 1,634,185 shares of Company Common Stock, which as of the date hereof constitutes all of the shares of Company Common Stock owned beneficially and of record by the Stockholder and its Affiliates.  The Stockholder and its Affiliates do not have any rights of any nature to acquire any additional shares of Company Common Stock.  Except for (i) proxies and restrictions in favor of Parent granted pursuant to this Agreement and (ii) such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, the Stockholder owns all of such shares of Company Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, restrictions, charges, proxies and other encumbrances of any nature, and has not appointed or granted any proxy, power of attorney or other authorization, which appointment or grant is still effective, with respect to any of such shares of Company Common Stock.

(b)        Authority Relative to this Agreement.  The Stockholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder.  This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity.

(c)        No Conflict.  Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person by the Stockholder, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (ii) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of any agreement to which the Stockholder is a party, including any voting agreement, stockholders agreement, voting trust, trust agreement, pledge agreement, loan or credit agreement, note, bond, mortgage, indenture lease or other agreement, instrument, permit, concession, franchise or license; or (iii) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder’s property or assets.

(d)        Adequate Information. The Stockholder is a sophisticated stockholder and seller with respect to the Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the Merger and the sale of the Shares and has independently and without reliance upon the Company or Parent and based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that the agreements contained herein with respect to the Shares held by such Stockholder are irrevocable prior to the termination of this Agreement in accordance with Section 9.

SECTION 3.  Covenants of Stockholder.

(a)        Restriction on Transfer.  The Stockholder hereby covenants and agrees that prior to the termination of this Agreement, the Stockholder shall not, directly or indirectly, sell, transfer, tender, assign, hypothecate or otherwise dispose of, grant any proxy to, deposit any Shares into a voting trust, enter into a voting trust agreement or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, limitation on voting rights, charge or other encumbrance of any nature with respect to the Shares.  Notwithstanding the foregoing, Stockholder may take any action described in the previous sentence, so long as the other party (a “transferee”) to such action executes this Agreement (or a joinder thereto in a form reasonably satisfactory to Parent) and agrees to be bound by its terms.

(b)        Additional Shares.  Prior to the termination of this Agreement, the Stockholder will promptly notify Parent of the number of any new shares of Company Common Stock acquired directly or beneficially by the Stockholder, if any, after the date hereof.  Any such shares shall automatically become “Shares” within the meaning of this Agreement immediately upon their acquisition by the Stockholder.

(c)        Nonsolicitation.  Prior to the termination of this Agreement, the Stockholder shall (i) not (whether directly or indirectly through any representative of such Stockholder) engage in any conduct that if conducted by the Company would be prohibited by Section 6.5 of the Merger Agreement after taking into account the terms of such section, and (ii) advise the Company (in order that the Company can timely comply with its obligations under Section 6.5(c) of the Merger Agreement) of such Stockholder’s receipt of any Company Acquisition Proposal.

(d)        Public Announcement. The Stockholder shall consult with Parent before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, including any filings with the SEC pursuant to the Exchange Act. This Section 3(d) shall terminate and be null and void upon the termination of this Agreement in accordance with Section 9.

(e)        Disclosure. The Stockholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by applicable Law, including, without limitation, as required by the SEC, the NASDAQ Stock Market, LLC, the Toronto Stock Exchange  or any other U.S. or Canadian national securities exchange and the Proxy Statement (including all documents and schedules filed with the SEC in connection with either of the foregoing), the Stockholder’s identity and ownership of the Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement. Parent hereby authorizes the Stockholder to make such disclosure or filings as may be required by applicable Law, including, without limitation, as required by the SEC, the NASDAQ Stock Market, LLC, the Toronto Stock Exchange or any other U.S. or Canadian national securities exchange.

SECTION 4. Voting Agreement.

(a)        Voting Agreement.  The Stockholder hereby agrees that prior to the termination of this Agreement, at any meeting of the stockholders of the Company, however called, in any action by written consent of the stockholders of the Company, or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote the Shares owned beneficially or of record by the Stockholder as follows:

(i)            in favor of adoption of the Merger Agreement, and approval of the terms thereof and of the Merger, and the other transactions contemplated thereby;

(ii)           against any action or agreement that has or would reasonably be likely to result in any conditions to the Company’s obligations under Article VII of the Merger Agreement not being satisfied;

(iii)          against any Company Acquisition Proposal; and
(iv)          against any amendments to the Company Charter and/or the Company Bylaws if such amendment would reasonably be expected to prevent or materially delay the consummation of the Closing.

(b)        Grant of Proxy.  The Stockholder hereby irrevocably grants to and appoints, Parent and each of its designees (the “Authorized Parties” and each an “Authorized Party”), and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution) for and in the name, place and stead of the Stockholder, to vote the Shares or execute one or more written consents or approvals in respect of the Shares:

(i)            in favor of adoption of the Merger Agreement, and approval of the terms thereof and of the Merger, and the other transactions contemplated thereby;

(ii)           against any action or agreement that has or would reasonably be expected to result in any conditions to the Company’s obligations under Article VII of the Merger Agreement not being satisfied;

(iii)          against any Company Acquisition Proposal; and

(iv)          against any amendments to the Company Charter and/or the Company Bylaws if such amendment would reasonably be expected to prevent or materially delay the consummation of the Closing;

in each case, if and only if the Stockholder (1) fails to vote, or (2) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement.

The Stockholder hereby ratifies and confirms that the irrevocable proxy set forth in this Section 4(b) is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the Stockholder’s duties in accordance with this Agreement.  The Stockholder hereby further ratifies and confirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked, except as otherwise provided in this Agreement.  Such irrevocable proxy shall be valid until termination of this Agreement.  The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the Stockholder.  Upon the execution of this Agreement, the Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to voting of the Shares on the matters contemplated hereby and agrees not to grant any subsequent proxies or powers of attorney with respect to the voting of the Shares on the matters contemplated hereby until after the termination of this Agreement.  The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the Stockholder’s granting of the proxy contained in this Section 4(b).  For Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder shall take all necessary actions to cause any record owner of such Shares to irrevocably constitute and appoint Parent and its designees as such record owner’s attorney and proxy and grant an irrevocable proxy to the same effect as that contained herein.

(c)        Other Voting.  The Stockholder may vote on all issues other than those specified in this Section 4 that may come before a meeting of the stockholders of the Company in its sole discretion, provided that such vote does not contravene the provisions of this Section 4.

(d)        Actions in Capacity as Director or Officer.  The Stockholder is entering into this Agreement solely in his capacity as a stockholder of the Company.  Nothing in this Agreement shall be deemed to govern, limit or relate to any actions, omissions to act, or votes taken or not taken by the Stockholder in his capacity as a member of the Company Board or the board of directors or other equivalent governing body of any Company Subsidiary, or in his capacity as an officer of the Company or any Company Subsidiary and, for the avoidance of doubt, no such action taken or omission to act by the Stockholder in his capacity as a director or officer of the Company or any Company Subsidiary shall be deemed to violate any of the Stockholder’s obligations under this Agreement.

(e)        Acquisition Proposals; Superior Proposals.  Notwithstanding anything to the contrary herein, Stockholder shall be entitled to participate with the Company and its directors, officers, representatives, advisors or other intermediaries in any negotiations or discussions with any Person (including, without limitation, negotiating or discussing a voting agreement with a Person that would be entered into at any time after the termination of this Agreement), or any preparations therefor, in each case in connection with a Company Acquisition Proposal or a Superior Proposal.

SECTION 5.  Representations and Warranties of Parent.  Parent hereby represents and warrants to the Stockholder as follows:

5.1.       Organization.  Parent is duly organized, validly existing, and in good standing under the laws of Alberta, Canada.

5.2.       Authority Relative to this Agreement.  Parent has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent.  This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity.

5.3.       No Conflict.  The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person by Parent, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the Parent Articles and/or Parent Bylaws or any other agreement to which Parent is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or to Parent’s property or assets.

SECTION 6.  Further Assurances.  The Stockholder shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectuating the matters covered by this Agreement.

SECTION 7.  Stop Transfer Order.  In furtherance of this Agreement, concurrently herewith the Stockholder shall and hereby does authorize Parent to notify the Company’s transfer agent that there is a stop transfer order with respect to all Shares (and that this Agreement places limits on the voting and transfer of the Shares).  The Stockholder further agrees to cause the Company not to register the transfer of any certificate representing any of the Shares unless such transfer is made in accordance with the terms of this Agreement.

SECTION 8.  Certain Events.  The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding on any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise.  In the event of any stock split, stock dividend, merger, consolidation, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or other voting securities of the Company, the number of Shares shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock issued to or acquired by the Stockholder.

SECTION 9.  Termination.  This Agreement and the proxy granted pursuant to Section 4(b) shall automatically terminate without further action of the parties on the first to occur of (a) the Effective Time, (b) the termination of the Merger Agreement or (c) any change to the terms of the Merger without the prior written consent of Shareholder that (i) reduces the Exchange Ratio (subject to adjustments in compliance with Section 3.2 of the Merger Agreement) or (ii) changes the form of consideration payable in the Merger; provided that the provisions of Section 10 hereof shall survive any such termination.

SECTION 10. Miscellaneous.

(a)        Expenses.  All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b)        Specific Performance.  The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (i) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages and (ii) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(c)        Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

(d)        Assignment.  Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

(e)        Parties in Interest.  This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f)         Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(g)        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(h)        Notices. All notices, requests, claims, demands and other communications under this Agreement shall be sufficient if in writing and sent (i) by facsimile transmission (providing confirmation of transmission) or e-mail of a .pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (Pacific time) shall be deemed to have been received at 9:00 a.m. (Pacific time) on the next Business Day), or (ii) by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(h)):

if to Parent:

Westport Innovations Inc.
1750 West 75th Ave., Suite 101
Vancouver, British Columbia
V6P 6G2, Canada
Attention:	Salman Manki, General Counsel
Email:	SManki@westport.com
Tel:	(604) 718-2000

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Gordon R. Caplan, Esq.
Matthew J. Guercio, Esq.
Facsimile:	(212) 728-9535

if to the Stockholder:

MTM, S.r.l.
Via La Morra 1
12062 (CN), Italy
Attention:	Mariano Costamagna
Email:	mr.costamagna@brc.it

(i)           Governing Law.  This Agreement shall be governed by and construed, performed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles.

(j)           Exclusive Jurisdiction.  The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any federal or state court located in the State of Delaware.  Each of the parties hereto submits to the exclusive jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(k)           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l)           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(m)           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf attachment) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

Sincerely,

WESTPORT INNOVATIONS INC.

By:	/s/ David R. Demers
Name:	David R. Demers
Title:	Chief Executive Officer

[Signature page to Voting Agreement]

MARIANO COSTAMAGNA

By:	/s/ Mariano Costamagna

[Signature page to Voting Agreement]